Exhibit 99.1

UNITED-GUARDIAN ADDED TO RUSSELL MICROCAP INDEX

Hauppauge, NY, July 14, 2008 – United-Guardian, Inc. (AMEX:UG) announced today its stock has been added to the Russell Microcap Index, which measures the performance of the microcap segment of the U.S. equity market. The addition was made after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes on June 27, 2008.

"We are very pleased that Russell has chosen to include our stock in this index" said Ken Globus, President of United. "Russell is an industry leader for stock indexes, and we anticipate that our inclusion will generate greater interest in our stock among institutional investors and index fund managers." Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies. The annual reconstitution of the Russell Microcap Index captures the 1,000 smallest U.S. stocks in the Russell 2000 Index, as well as the next 1000 smaller U.S. securities based on market capitalization.

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact: Robert S. Rubinger Public Relations (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.